Exhibit 5.16

MUNGER, TOLLES & OLSON LLP

355 SOUTH GRAND AVENUE

35TH FLOOR

LOS ANGELES, CALIFORNIA 90017

(213) 683-9100

March 25, 2014

KB Home 10990 Wilshire Boulevard Los Angeles, CA 90024

Re:	Registration Statement on Form S-3 (File No. 333-176930)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-176930) of KB Home, a Delaware corporation (the “Company”), as amended by Post-Effective Amendment No. 1, Post-Effective Amendment No. 2, Post-Effective Amendment No. 3, and Post-Effective Amendment No. 4 thereto (with such amendments, the “Registration Statement”), and as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus and prospectus supplement with respect thereto, dated September 20, 2011, and March 20, 2014, respectively, in connection with the offer and sale by the Company of an aggregate of up to 7,986,111 shares (the “Shares”) of the Company’s Common Stock, par value $1.00 per share, and associated preferred stock purchase rights (the “Rights”), the terms of which are set forth in the Rights Agreement, dated as of January 22, 2009, by and between the Company and Computershare Inc. (as successor to Mellon Investor Services LLC), as rights agent (the “Rights Agreement”).

This opinion is intended to update the opinions we previously delivered in connection with the initial filing of the Registration Statement and the filings of Post-Effective Amendment No. 1, Post-Effective Amendment No. 2, Post-Effective Amendment No. 3, and Post-Effective Amendment No. 4 thereto, and is being delivered to you in connection with the proposed issuance of the Shares pursuant to the Underwriting Agreement, dated March 20, 2014 (the “Underwriting Agreement”), by and among (i) the Company and (ii) Citigroup Global Markets

KB Home

March 25, 2014

Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule B thereto.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to certain factual matters, we have relied, without independent verification, on statements and representations of officers and other representatives of the Company and others. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Shares, when issued against payment therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.	The Rights associated with the Shares, when issued in accordance with the terms of the Rights Agreement, will constitute valid and binding obligations of the Company.

In rendering the opinion set forth in paragraph 2 above, we have assumed that (i) the Company’s Board of Directors has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance and administration of the Rights and (ii) the Rights Agreement constitutes a valid and binding obligation of each party thereto other than the Company. It should be understood that (x) the Rights, by their terms, are subject under certain circumstances to becoming void in the hands of certain holders or purported transferees, (y) our opinion addresses the Rights and the Rights Agreement in their entirety and does not address the validity or binding effect of any particular provision of the Rights or the Rights Agreement, and (z) the effect, if any, that the invalidity of any particular provision of the Rights Agreement or the Rights might have on any other provision, or the entirety, of the Rights Agreement or the Rights is not settled under applicable law and could be affected by the facts and circumstances existing at the time of any adjudication of the issue. It should also be understood that our opinion does not address the substance or consequences of any determination that a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights Agreement or the Rights at some future time based on the facts and circumstances existing at that time.

We render this opinion only with respect to the General Corporation Law of the State of Delaware, as in effect as of this date.

KB Home

March 25, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm name and the discussion of our opinion under the caption “Legal Matters” in the Registration Statement and the related prospectus supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ MUNGER, TOLLES & OLSON LLP